SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C.  20549

                              FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act
                                of 1934.

                     Commission File Number 0-19221

                Technology Funding Secured Investors III,
                 an Income and Growth Partnership, L.P.
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          (Exact name of registrant as specified in its charter)

2000 Alameda de las Pulgas, Suite 250
San Mateo, California  94403                              (415) 345-2200
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       LIMITED PARTNERSHIP UNIT
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        (Title of each class of securities covered by this Form)

                                  NONE
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place and X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

           Rule 12g-4(a)(1)(i) [X]         Rule 12h-3(b)(1)(ii)[ ]
           Rule 12g-4(a)(1)(ii)[ ]         Rule 12h-3(b)(2)(i) [ ]
           Rule 12g-4(a)(2)(i) [ ]         Rule 12h-3(b)(2)(ii)[ ]
           Rule 12g-4(a)(2)(ii)[ ]         Rule 15d-6          [ ]
           Rule 12h-3(b)(1)(i) [X]

     Approximate number of holders of record as of the certification or notice date: 0
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Pursuant to the requirements of the Securities Exchange Act of 1934
Technology Funding Secured Investors III, an Income and Growth
Partnership, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                      Technology Funding Secured
                                        Investors III, an Income and
                                        Growth Partnership, L.P., a
                                        California limited partnership
                                        that has been dissolved

                                      BY:  Technology Funding Inc.,
                                        its former general partner

DATE:  March 16, 2001                 BY:  /s/ Charles R. Kokesh
                                          ------------------------------
                                           Charles R. Kokesh
                                           Chief Executive Officer,
                                           Chief Financial Officer and
                                           Chairman of Technology Funding
                                             Inc.